Press Release

Sonder Holdings Inc. Announces Seasoned Tech Industry Finance Executive Sean Aggarwal Appointed to Board of Directors

SAN FRANCISCO, October 24, 2022 - Sonder Holdings Inc. (“Sonder”; NASDAQ: SOND), a leading next-generation hospitality company that is redefining the guest experience through technology and design, announced today that Sean Aggarwal has joined Sonder’s Board of Directors, effective immediately.

“We’re really excited to have Sean join our Board. His deep understanding of the real estate and technology sectors and his experience advising future-forward companies make him a great addition to our Board,” said Francis Davidson, Co-Founder and CEO of Sonder. “With his appointment, we have a really impressive bench of incredibly knowledgeable and experienced Board members supporting our Cash Flow Positive plan and future journey.”

“Joining Sonder is an amazing opportunity to help redefine the legacy hospitality sector. I’m a strong believer in companies that innovate across many different verticals. Sonder does this across its operations and cultivates a strong innovation culture within its walls. It’s companies like Sonder that help us all think and expect better,” said Aggarwal.

Aggarwal is currently the Chair of the Board of Directors at Lyft, Inc., as well as a board member at Arlo Technologies, Inc., Thumbtack, Inc. and HomeLight, Inc. He is the former Chief Financial Officer of Trulia which he helped take public in 2012. In 2015, he played a key role in orchestrating Trulia’s sale to Zillow for five times the IPO valuation. Prior to Trulia, Mr. Aggarwal held executive and senior finance positions at PayPal, eBay, Amazon, PepsiCo, and Merrill Lynch. He earned an MBA from Northwestern University's Kellogg School of Management and a Bachelor of Arts from the College of Wooster.

About Sonder Holdings Inc.
Sonder (NASDAQ: SOND) is revolutionizing hospitality through innovative, tech-enabled service and inspiring, thoughtfully designed accommodations combined into one seamless experience. Launched in 2014 and headquartered in San Francisco, Sonder provides a variety of accommodation options — from spacious rooms to fully-equipped suites and apartments — found in over 40 markets spanning ten countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all.

To learn more, visit www.sonder.com or follow Sonder on Facebook, Twitter or Instagram.
Download the Sonder app on Apple or Google Play.

Contacts

Media:
press@sonder.com

Investor:
ir@sonder.com